Exhibit 10.1
CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT for consulting services ("Agreement") is made and entered into as of August 17, 2016, by and between Resources Connection llc, d/b/a Resources Global Professionals (the “Company”), a limited liability company, and Nathan Franke (the "Consultant”).

    IT IS AGREED:

1. Independent Contractor Relationship.  In accordance with the mutual intentions of the Company and the Consultant, this Agreement establishes between them an independent contractor relationship going forward, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship.  There is no intention to create an employer-employee relationship between the Company and Consultant.  Consultant agrees that he will no longer be an employee of the Company and he will not seek employee benefits from the Company after August 26, 2017.  In this consulting capacity, Consultant will continue to vest in the outstanding stock option awards that were granted during the term of this employment with the Company.  Such vesting will terminate with the termination of this Agreement.  Thereafter, Consultant shall have the rights set forth in the 2014 Performance Incentive Plan.

2. Term.  This Agreement shall commence on August 29, 2016, and shall continue to do so until the close of business on August 29, 2018; provided, however, that the Consultant shall not be obligated to perform should Consultant become physically or mentally disabled from doing so.  Notwithstanding the foregoing, the Agreement may be terminated at any time by the Company pursuant to paragraphs 13 and 15 of this Agreement.

3. Amount of Service.  It is understood by the parties that the Company does not have the exclusive right to the Consultant’s services.  It is understood and agreed, however, that the Company may (although it has no obligation) call upon Consultant up to forty (40) hours per month, for services to be rendered at mutually agreeable times and places and so as not to interfere unreasonably with other consulting or employment of the Consultant.  The Consultant warrants and represents that there is no conflict of interest in the Consultant’s other contracts for services or other employment, if any, with the services to be provided pursuant to this Agreement (which includes but is in no way limited to use of another's confidential and proprietary information) and that the Consultant will ensure that no such conflicts arise during the term of this Agreement.

4. Type of Service.  The Company will purchase from the Consultant, and the Consultant will sell to the Company, the following personal services: to perform special projects for the Company as requested.  The Company’s Chairman of the Board or its Chief Executive Officer are the only people authorized to request the Consultant’s services.

5. Payment.  During the term of this Agreement, the Company shall pay to the Consultant for his services $300.00 per hour for each hour of work the Consultant performs services pursuant to this Agreement.  The payment herein provided shall constitute full payment for the Consultant’s services to the Company during the term of this Agreement, and the Consultant shall not receive any additional benefits or compensation for consulting services, except that the Company will reimburse the Consultant for reasonable and customary expenses incurred with the Company's prior written authorization.  All such costs and expenses shall be itemized by statement and each statement shall be accompanied by substantiating bills or vouchers.  The Consultant shall invoice the Company monthly for the performance of such services and the Company shall pay all non-disputed amounts of such invoices within 15 days of receipt.  Consultant agrees to make all tax payments for which he is obligated under the jurisdiction’s tax laws, and will indemnify Company for any claims related to Consultant’s non-payment of such taxes.

6. Consultant Responsible for its Agents and Employees.  The Consultant shall select and shall have full and complete control of and responsibility for all agents, employees and subcontractors, if any, employed or used by the Consultant and for the conduct of the Consultant’s independent business and none of said agents, employees or subcontractors shall be, or shall be deemed to be, the agent, employee or subcontractor of the Company for any purpose whatsoever, and the Company shall have no duty, liability or responsibility, of any kind, to or for the acts or omissions of Consultant or such agents, employees or subcontractors, or any of them.  Consultant agrees to defend, indemnify and hold the Company harmless from and with respect to any and all claims of any kind based on any intentional misconduct or gross negligence of the Consultant or Consultant’s agents, employees or subcontractors.

7.  Responsible for Taxes and Indemnification.  Without limiting any of the foregoing, the Consultant agrees to accept exclusive liability for the payment of tax or contributions for unemployment insurance or old age pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to the Consultant or the employees of the Consultant, if any, and to reimburse and indemnify the Company for such taxes or contributions or penalties which the Company may be compelled to pay.  The Consultant also agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.  The Consultant also understands and agrees it and any of its personnel will not be entitled to participate in the Company's benefits or health and welfare plans or 401(k) investment plans, or any other group benefit of the Company.

8. Means and Methods.  The Consultant agrees to furnish personal services as provided herein as an independent contractor using the his own means and methods.

9. Assignment of Work Product.

a.  The Consultant hereby assigns to the Company, the entire right, title and interest for the entire world in and to all work performed, writing(s), formula(s), design(s), model(s), drawing(s), photograph(s), design invention(s) and other invention(s) made, conceived or reduced to practice or authorized by the Company, either solely or jointly with others, for services performed pursuant to this Agreement or with use of information, materials or facilities of the Company received or used by the Consultant during the period in which the Consultant is retained by the Company or its successor in business, under this Agreement.  The Consultant shall promptly disclose to the Company all work(s), writing(s), formula(s), design(s), other inventions(s) made, conceived, or reduced to practice or authored by the Consultant in the course of, and related to the performance of this Agreement.

b.  The Consultant shall sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of the Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purpose of securing for the Company or its nominees, patent, trademark, or copyright protection throughout the world upon all such writing(s), formulas(s), design(s), model(s), drawing(s), photograph(s), design invention(s) and other invention(s), title to which the Company may acquire in accordance with the provisions of this clause.

10. Consultant Work Product Owned by the Company.  All information developed under this Agreement, of whatever type relating to the work performed under this Agreement, shall be the exclusive property of the Company.  All machines, instruments and products purchased, manufactured or assembled by the Consultant pursuant to this Agreement and paid for by the Company shall be the exclusive property of the Company.  Upon termination of this Agreement, the Consultant shall dispose of such items as directed by the Company.

11. Confidentiality.  The Consultant agrees that all data and information about the Company's business, plans, finances, plants, equipment, processes and methods of operation disclosed to, acquired by or developed by the Consultant during performance of the work hereunder is and shall remain the exclusive property of the Company.  Except for such information and data as can be proven by the Consultant to be in or to have entered the public domain through no fault of the Consultant, or to have been in the Consultant’s possession prior to disclosure to the Consultant by the Company and/or the performance of Consultant’s services hereunder, Consultant shall during the term of the Agreement, and thereafter in perpetuity, maintain as confidential and not disclose to third parties or otherwise use, and will enjoin the Consultant’s employees, agents or subcontractors (as applicable) to abide by such restrictions, unless otherwise authorized, in writing, signed by Company (or its successor).   The Consultant agrees that such data and information shall be used by the Consultant solely for the purpose of performing services for the Company, and not for the benefit of any other person or entity whatsoever.

12. Non-Competition.  Consultant shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, (i) divert, or attempt to divert, directly or indirectly, or otherwise interfere in a material fashion with any customers, clients or contractors of the Company, or otherwise interfere with the business relationship of the Company and any person or entity, or (ii) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was within the past year an employee of the Company, or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company for a period of one (1) year from the end date of this contract.

13. Termination by Death.  This Agreement shall automatically terminate upon the Consultant’s death.  In such event, the Company shall be obligated to pay the Consultant’s estate or beneficiaries only the accrued but unpaid fees and expenses due as of the date of death.

14. No Assignments by Consultant.     The Consultant shall not assign or transfer any rights under this Agreement without the Company's prior written consent, and any attempt of assignment or transfer without such consent shall be void.  The Company may, however, assign the Agreement.

15. Termination by Notice.  This Agreement is terminable by the Company or the Consultant upon two (2) weeks’ notice for any violation by the Company or the Consultant of any provision of this Agreement, including specifically, but in no way limited to, paragraphs 3, 9, 10 and 11 of this Agreement.  If the Company exercises its right to terminate the Agreement, any obligation it may otherwise have under this Agreement shall cease immediately.  The Company shall only be obligated to pay those fees already paid to the Consultant at the time of termination or those already performed.    The Consultant’s obligation pursuant to paragraphs 6, 7, 9, 10 and 11 of this Agreement shall continue in perpetuity.

16. Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

17. Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

18. Waiver of Breach.  No waiver of any breach of any term or provision of the Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

19. Notice.  Any notice required to be given pursuant to this Agreement shall be deemed to have been sufficiently given either when delivered personally or when delivered by first-class mail addressed to either party.  Notices to the Company shall be effective only when addressed to:

     Resources Global Professionals
     Attn: Kate Duchene
     17101 Armstrong Avenue
     Irvine, California 92614
(or another designated by proper notice under this Agreement).

Notice to the Consultant shall be effective only when addressed to:
     Nathan Franke
     At the Address on File with the Company

20. Written Reports.  The Consultant, when directed by the Company, shall provide written reports to the Company with respect to the services rendered hereunder.

21. Compliance with the Law.  The Consultant shall comply with any and all applicable laws and regulations including but not limited to health, safety and security rules and regulations which are in effect or which may become applicable.

22. Mutual Drafters.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter.

23. Advice of Counsel.  In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

24. Arbitration of Disputes.  Any controversy or claim arising out of, connected with, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to final and binding arbitration in accordance with rules set forth by the American Arbitration Association. The arbitrator shall be selected by mutual agreement of the parties; if none, then by striking from a panel of arbitrators from the American Arbitration Associates.  In the event either party institutes arbitration under this Agreement, the party prevailing in any such arbitration shall be entitled, in addition to all other relief, to reasonable attorney's fees relating to such arbitration.  The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

25. Entire Agreement.  This instrument constitutes and contains the entire Agreement and final understanding between the parties covering the services provided by the Consultant.   It is intended by the parties as a complete and exclusive statement of the terms of their agreement.  It supersedes all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning consulting services provided by the Consultant.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is fully integrated document.  This Agreement may be modified only with a written instrument duly executed by each of the parties.  No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.

26. Headings not Controlling.  Headings are used only for ease of reference and are not controlling.

DATED: _August 17, 2016.

/s/ Kate Duchene
Resources Global Professionals

By: Kate Duchene
Chief Legal Officer

DATED: August 17, 2016.

/s/ Nathan Franke
Nathan Franke